Exhibit 4.2

LOAN AGREEMENT

between

CITY OF FORSYTH, ROSEBUD COUNTY, MONTANA

and

PUGET SOUND ENERGY, INC.

Dated as of May 1, 2013

Relating To

Pollution Control Revenue Refunding Bonds

(Puget Sound Energy Project)

Series 2013A and Series 2013B

The amounts payable to City of Forsyth, Rosebud County, Montana (the “Issuer”), and certain other rights of the Issuer under this Loan Agreement and in the Senior Notes delivered by Puget Sound Energy, Inc. in accordance with Section 4.04 hereof (except for amounts payable to, and certain rights and privileges of, the Issuer under Section 4.06, Section 4.08, Section 5.03, Section 5.06, Section 5.07, Section 5.08, Section 7.05 and Section 7.07 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder) have been pledged and assigned to Wells Fargo Bank, National Association, as Trustee under the Trust Indenture, dated as of May 1, 2013. For purposes of Montana Uniform Commercial Code—Secured Transactions or otherwise, the counterpart of this Loan Agreement pledged, delivered and assigned to the Trustee shall be deemed the original counterpart.

TABLE OF CONTENTS

This Table of Contents is not part of the Loan Agreement, and is for convenience only. The captions herein are of no legal effect and do not vary the meaning or legal effect of any part of the Loan Agreement.

SECTION	HEADING	PAGE

ARTICLE I	DEFINITIONS	2

ARTICLE II	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	2

Section 2.01.	Representations, Warranties and Agreements of Issuer	2
Section 2.02.	Representations and Warranties of the Company	4

ARTICLE III	ISSUANCE OF THE BONDS; THE LOAN; DISPOSITION OF PROCEEDS OF THE BONDS; THE FACILITIES	6

Section 3.01.	Issuance of Bonds	6
Section 3.02.	Issuance of Other Obligations	6
Section 3.03.	The Loan; Disposition of Bond Proceeds	6
Section 3.04.	Changes to the Facilities	7

ARTICLE IV	LOAN PAYMENTS; PAYMENTS TO REMARKETING AGENT AND TRUSTEE; LETTER OF CREDIT AND ALTERNATE CREDIT FACILITIES; SENIOR NOTES AND SUBSTITUTE COLLATERAL; OTHER OBLIGATIONS	7

Section 4.01.	Loan Payments	7
Section 4.02.	Payments of Purchase Price	8
Section 4.03.	Letter of Credit; Alternate Credit Facility; Substitute Letter of Credit	9
Section 4.04.	Issuance, Delivery and Surrender of Senior Notes and Substitute Collateral	10
Section 4.05.	Payments Assigned; Obligation Absolute	13
Section 4.06.	Payment of Expenses	13
Section 4.07.	Indemnification	13
Section 4.08.	Payment of Taxes and Charges in Lieu Thereof	14
Section 4.09.	Compliance with Prior Loan Agreement	14

ARTICLE V	SPECIAL COVENANTS	15

Section 5.01.	Maintenance of Existence; Conditions Under Which Exceptions Permitted	15
Section 5.02.	Permits or Licenses	15
Section 5.03.	Arbitrage Covenant	15
Section 5.04.	Financing Statements	16
Section 5.05.	Covenants With Respect to Tax-Exempt Status of the Bonds	16
Section 5.06.	Indemnification of Issuer; Reimbursement	16

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LOAN AGREEMENT

This LOAN AGREEMENT, dated as of May 1, 2013 (this “Agreement” or this “Loan Agreement”), is between CITY OF FORSYTH, ROSEBUD COUNTY, MONTANA (the “Issuer”), a political subdivision duly organized and existing under the Constitution and laws of the State of Montana, and PUGET SOUND ENERGY, INC. (the “Company”), a corporation duly organized under the laws of the State of Washington, and duly qualified to conduct business in the State of Montana.

R E C I T A L S:

A. The Issuer is authorized by the provisions of Sections 90-5-101 to 90-5-114, inclusive, Montana Code Annotated, as amended (the “Act”), to issue one or more series of its revenue bonds and to loan the proceeds to others for the purpose of defraying the cost of acquiring or improving projects consisting of land, any building or other improvement, and any other real and personal properties deemed necessary in connection therewith, whether or not now in existence, whether located within or without the boundaries of the Issuer, which shall be suitable for, among other things, air and water pollution control facilities and sewage and solid waste disposal facilities.

B. The Act provides that revenue bonds and refunding bonds issued thereunder shall be secured by a pledge of the revenues out of which such bonds shall be payable, may be secured by a mortgage covering all or any part of the Facilities, by a pledge of the lease of any project and may be secured by any other security devices deemed advantageous, that do not contribute a general obligation of the Issuer.

C. The Issuer has previously issued the Prior Bonds on behalf of the Company for the purpose of financing a portion of the costs of acquiring and improving the Facilities, and the Prior Bonds are currently outstanding in the aggregate principal amount of $161,860,000.

D. The Issuer is authorized by the provisions of the Act to issue its revenue refunding bonds to refund the Prior Bonds.

E. By proper action of its governing body taken pursuant to and in accordance with the provisions of the Act, the Issuer has authorized and undertaken to issue its $138,460,000 Pollution Control Revenue Refunding Bonds (Puget Sound Energy Project) Series 2013A, and its $23,400,000 Pollution Control Revenue Refunding Bonds (Puget Sound Energy Project) Series 2013B, in a total aggregate principal amount equal to the outstanding aggregate principal amount of the Prior Bonds, in order to provide for the refunding of the Prior Bonds.

F. The issuance of the Bonds to refund the Prior Bonds will provide financing on more advantageous terms for the cost of the Facilities financed by the Prior Bonds.

G. The Bonds shall be issued under and pursuant to the Trust Indenture, dated as of May 1, 2013, between the Issuer and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), pursuant to which the Issuer shall pledge and assign to the Trustee certain rights of the Issuer hereunder.

H. Pursuant to this Agreement, the Issuer will loan the proceeds of the Bonds to the Company in order to accomplish the refunding of the Prior Bonds, and the Company agrees to make, or cause to be made, payments sufficient to pay when due (whether at stated maturity, by acceleration or otherwise) the principal of and premium, if any, and interest on the Bonds.

I. The Company agrees under this Agreement to pay, or cause to be paid, when due, the purchase price of Bonds presented to the Trustee for purchase pursuant to the terms of the Indenture.

J. The issuance, sale and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture have been in all respects duly and validly authorized in accordance with the Act and the Bond Resolution.

In consideration of the respective representations and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

All words and terms used but not otherwise defined in this Agreement, including the recitals hereto, shall for all purposes of this Agreement have the meanings specified in Article I of the Indenture, unless the context clearly requires otherwise. In addition, the following words and terms shall have the following meaning when used in this Agreement:

“Indenture” means the Trust Indenture, dated as of May 1, 2013, between the Issuer and Wells Fargo Bank, National Association, a national banking association, relating to the issuance of the $138,460,000 City of Forsyth, Rosebud County, Montana, Pollution Control Revenue Refunding Bonds (Puget Sound Energy Project) Series 2013A, and the $23,400,000 City of Forsyth, Rosebud County, Montana, Pollution Control Revenue Refunding Bonds (Puget Sound Energy Project) Series 2013B, as such Trust Indenture may be supplemented and amended from time to time as therein permitted.

The words “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 2.01. Representations, Warranties and Agreements of Issuer. The Issuer represents, warrants and agrees that:

(a) The Issuer is a political subdivision of the State, duly organized and validly existing under the Constitution and laws of the State.

(b) Under the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and thereunder, including the issuance and sale of the Bonds. By proper action of its governing body, the Issuer has been duly authorized to execute and deliver this Agreement and the Indenture and to issue and sell the Bonds and has made all determinations and findings as and where required by the Act.

(c) Under existing statutes and decisions, no taxes on income or profits are imposed on the Issuer.

(d) The aggregate principal amount of the Bonds authorized to be issued under the Indenture for the purpose of refunding the Prior Bonds does not exceed the aggregate principal amount of the Prior Bonds now outstanding.

(e) The Bonds are to be issued under and secured by the Indenture, pursuant to which certain of the Issuer’s interest in this Agreement and the revenues derived by the Issuer pursuant to this Agreement will be pledged and assigned to the Trustee as security for payment of the principal of and premium, if any, and interest on each series of the Bonds.

(f) Neither the execution and delivery of this Agreement or the Indenture, the issuance and sale of the Bonds, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, the Indenture or the Bonds conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Issuer is now a party or by which it is bound, or constitutes a default under any of the foregoing.

(g) The Issuer has not assigned or pledged and will not assign or pledge its interest in this Agreement other than to secure the Bonds.

(h) No litigation is pending, or to the Issuer’s knowledge threatened, to restrain or enjoin the issuance or sale of the Bonds or in any way affecting any authority for or the validity of the Bonds, the Indenture, this Agreement or the existence or powers of the Issuer or the right of the Issuer under the Act to refinance a portion of the costs of the Facilities through the issuance of the Bonds.

(i) The Issuer will file or cause to be filed with the United States Department of Treasury the information required by Section 149(e) of the Code.

(j) The public hearing and approval requirement of Section 147(f) of the Code has been satisfied.

(k) To finance the redemption and retirement of the outstanding Prior Bonds prior to their maturity pursuant to an exercise of the Issuer’s right to optionally redeem the Prior Bonds and the Company’s right to prepay its obligations under the Prior Loan Agreement, the Issuer proposes to issue its Bonds in the amount and having the terms and conditions specified in the Indenture.

Concurrently with the initial authentication and delivery of the Bonds under the Indenture, the Issuer shall execute and deliver a certificate reaffirming the foregoing representations, warranties and agreements as of the date thereof.

Section 2.02. Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the Issuer contained herein:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Washington and duly qualified as a foreign corporation in good standing in the State.

(b) The Company has the corporate power to enter into this Loan Agreement and to perform and observe the agreements and covenants on its part contained herein, including without limitation the power to issue and pledge the Senior Notes as contemplated herein, in the Senior Note Indenture and in the Pledge Agreement, and by proper corporate action has duly authorized the execution and delivery hereof.

(c) The execution and delivery of this Loan Agreement by the Company do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof by the Company, including, without limitation, the issuance and pledge of the Senior Notes and the execution and delivery of the Pledge Agreement, will not, result in a breach of any of the terms or provisions of, or constitute a default under, (i) the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Company or (ii) any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company, except (in the case of clause (ii)) for such breach or defaults that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, properties, financial performance or results of operations of the Company.

(d) Other than notice filings with the Washington Utilities and Transportation Commission pursuant to RCW 80.08.040 no other notice, consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is required for the Company’s participation in the transactions contemplated by this Loan Agreement, except such as may have been obtained or may be required under the securities laws of any jurisdiction.

(e) The information relating to the Facilities (other than estimates) furnished by the Company in writing to Chapman and Cutler LLP, as Bond Counsel, in connection with the issuance by the Issuer of the Prior Bonds and the Bonds, was, at the time furnished, and remains to the best of the Company’s knowledge, true and correct.

(f) The Facilities are (i) designed to meet applicable federal, state and local requirements for the control of pollution or the disposal of solid waste, (ii) to be used solely for purposes contemplated by the Act and (iii) located within Rosebud County, Montana.

(g) The Montana Department of Health and Environmental Sciences has certified that the pollution control facilities constituting part of the Facilities, as designed, are in furtherance of the purpose of abating or controlling atmospheric pollutants or contaminants, and water pollution, as the case may be.

(h) The Facilities consist of those facilities described in Exhibit A hereto, and the Company shall not consent to any changes in the Facilities which would adversely affect the qualification of the Facilities as a “project” under the Act or would adversely affect the exclusion of interest on the Bonds from the gross income of the Owners thereof for federal income tax purposes and therefore would adversely affect the exemption of interest on any of the Bonds from federal income taxation.

(i) No construction, reconstruction or acquisition (within the meaning of the Code) of any of the Facilities was commenced with respect to any portion of the Project prior to the taking of official action by the Issuer with respect thereto and the Facilities have been placed in service.

(j) The Company has received an executed counterpart of the Indenture and hereby consents to and approves the provisions thereof.

(k) To the best knowledge of the Company, the Prior Loan Agreement and the Prior Indenture are in full force and effect without amendment or supplement thereto.

(l) To the best knowledge of the Company, no event has occurred and is continuing under the provisions of the Prior Indenture or Prior Loan Agreement which event now constitutes, or with the lapse of time or the giving of notice, or both, would constitute, an event of default under the Prior Indenture or Prior Loan Agreement.

(m) The aggregate principal amount of Bonds does not exceed the aggregate principal amount of the outstanding Prior Bonds. The final maturity date of the Bonds is no later than the final maturity date of the Prior Bonds.

(n) The Company does not, as of the date of issue of the Bonds, reasonably expect any use of moneys derived from the proceeds of the Bonds or any investment or reinvestment thereof or from the sale of the Facilities which would cause the Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code.

(o) All of the proceeds of the Prior Bonds, including the investment earnings thereon, have been disbursed in accordance with the provisions of the Prior Indenture, and there are no proceeds of the Prior Bonds, or investment earnings therefrom, being held by the Prior Trustee under the Prior Indenture.

(p) The Company will cooperate with the Issuer in filing or causing to be filed with the United States Department of Treasury the information required by Section 149(e) of the Code.

Concurrently with the initial authentication and delivery of the Bonds under the Indenture, the Company shall execute and deliver a certificate reaffirming the foregoing representations, warranties and agreements as of the date thereof.

ARTICLE III

ISSUANCE OF THE BONDS; THE LOAN; DISPOSITION OF

PROCEEDS OF THE BONDS; THE FACILITIES

Section 3.01. Issuance of Bonds. In order to refinance the Facilities by effecting the Refunding, the Issuer shall issue the Bonds under and in accordance with the Act and pursuant to the Indenture. The Company hereby approves the issuance of the Bonds and all terms and conditions thereof.

Section 3.02. Issuance of Other Obligations. The Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, an agreement or agreements other than this Agreement with respect to the issuance by the Issuer, under an indenture or indentures other than the Indenture, of obligations to provide additional funds to pay costs of facilities in addition to the Facilities or to provide for the refunding of all or any principal amount of the Bonds. Such obligations will not be entitled to the benefits of the Indenture or the Senior Notes or any Insurance Policy, Letter of Credit or Alternate Credit Facility.

Section 3.03. The Loan; Disposition of Bond Proceeds. (a) The Issuer shall lend to the Company the proceeds of the issuance and sale of the Bonds for the purposes specified in Section 3.01 of this Agreement.

The Issuer and the Company shall cause the proceeds of the Bonds to be deposited with the Prior Trustee in a prepayment account in the Prior Bond Fund under the Prior Indenture to be used to pay the principal of the Prior Bonds upon redemption thereof; provided that proceeds of the Bonds may, if deemed necessary by the Trustee, be deposited into the Bond Proceeds Account prior to the transfer of such proceeds to the Prior Bond Fund on the Issue Date. Such proceeds may be invested in direct obligations of the United States government, obligations the principal of and interest on which are guaranteed by the United States government, or obligations of any agency or instrumentality of the United States government in accordance with the provisions of Section 90-5-107(4) of the Act. Because such Bond proceeds will not be sufficient to provide for the payment of the premium, if any, and accrued interest on the Prior Bonds upon the redemption thereof, the Company shall, on or before the Business Day prior to the Redemption Date, at its own expense and without any right of reimbursement in respect thereof, pay to the Prior Trustee for deposit into such repayment account in the Prior Bond Fund under the Prior Indenture, all additional amounts necessary to effect the redemption of such Prior Bonds on the Redemption Date.

The Company shall promptly pay all Costs when due from moneys other than the proceeds of the sale of the Bonds or moneys drawn under any Letter of Credit or Alternate Credit Facility, as the case may be.

(b) The Issuer shall establish the Bond Fund with the Trustee in accordance with Section 6.01 of the Indenture. The proceeds of the issuance and sale of the Bonds constituting accrued interest, if any, shall be deposited into the Bond Fund.

Section 3.04. Changes to the Facilities. The Company may supplement or amend the Plans and Specifications relating to the Facilities as duly certified by an Authorized Company Representative (including additions thereto or omissions therefrom), provided that no such supplement or amendment shall change the description of such Facilities set forth in Exhibit A to this Loan Agreement or change the function of any principal component of such Facilities described in Exhibit A to this Loan Agreement, unless, in either case, the Trustee and the Issuer receive an opinion of Bond Counsel to the effect that, after giving effect to such change, the Facilities will constitute a “project” under the Act and that such change will not adversely affect the Tax-Exempt status of the Bonds. In the event of a supplement or amendment to the Plans and Specifications affecting the description of the Facilities or the function of any principal component of the Facilities, the Company and the Issuer shall amend Exhibit A to this Loan Agreement to reflect such supplement or amendment, which supplement or amendment shall not be considered as an amendment to this Agreement requiring the consent of any Owner, the Trustee or the Insurer for the purposes of Article XII of the Indenture. The Company may identify any proprietary information in the Plans and Specifications, and the Issuer agrees, to the extent permitted by law, to keep such information confidential. The Issuer agrees to provide the Company, to the extent permitted by law, with at least ten (10) days’ notice prior to the disclosure of any information identified by the Company as proprietary.

ARTICLE IV

LOAN PAYMENTS; PAYMENTS TO REMARKETING

AGENT AND TRUSTEE; LETTER OF CREDIT AND ALTERNATE CREDIT FACILITIES; SENIOR

NOTES AND SUBSTITUTE COLLATERAL; OTHER OBLIGATIONS

Section 4.01. Loan Payments. (a) As and for repayment of the loan made to the Company by the Issuer pursuant to Section 3.03 hereof, the Company shall pay to the Trustee for the account of the Issuer an amount equal to the aggregate principal amount of and the premium, if any, on each series of the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to interest on each series of the Bonds, such amounts to be paid in installments due on the dates, in the amounts and in the manner provided in the Indenture for the payment of the principal of and premium, if any, and interest on each series of the Bonds, whether at maturity, upon redemption, acceleration or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer on the Bonds of the related series thereunder; and provided further that the obligation of the Company to make any payment hereunder shall be deemed to be satisfied and discharged to the extent of the corresponding payment made (i) by the Bank to the Trustee under any Letter of Credit relating to a series of the Bonds, (ii) by the Obligor on an Alternate Credit Facility relating to a series of the Bonds to the Trustee under such Alternate Credit Facility or (iii) by the Company of principal of or premium, if any, or interest on the related Senior Notes.

(b) In the event the Company shall fail to make any payment required by Section 4.01(a) hereof with respect to the principal of and premium, if any, and interest on any Bond, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company will pay interest on any overdue amount with respect to principal of such Bond and, to the extent permitted by law, on any overdue amount with respect to premium, if any, and interest on such Bond, at the interest rate borne by such Bond until paid.

Section 4.02. Payments of Purchase Price. (a) The Company shall pay or cause to be paid for its account to the Trustee amounts equal to the amounts to be paid by the Trustee as the purchase price for a series of the Bonds pursuant to Section 3.01 and Section 3.02 of the Indenture in respect of Outstanding Bonds, such amounts to be paid to the Trustee on the dates such payments are to be made pursuant to Section 3.01 and Section 3.02 of the Indenture; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any moneys held by the Trustee under the Indenture and available for such payment as provided in Section 3.03 of the Indenture.

(b) From the date of delivery of any Letter of Credit for a series of Bonds to and including the Interest Payment Date next preceding the Expiration of the Term of the Letter of Credit (or the Expiration of the Term of an Alternate Credit Facility, as the case may be), the Company shall provide for the payment of the amounts to be paid by the Trustee pursuant to Section 3.01 and Section 3.02 of the Indenture with respect to such series by the delivery of such Letter of Credit or Alternate Credit Facility, as the case may be, to the Trustee. The Company hereby irrevocably authorizes and directs the Trustee to draw moneys under any Letter of Credit or Alternate Credit Facility in accordance with the provisions of the Indenture to obtain the moneys necessary to pay the purchase price for the related series of the Bonds payable under Section 3.01 and Section 3.02 of the Indenture if and when due. No Letter of Credit will be delivered on the Issue Date.

Section 4.03. Letter of Credit; Alternate Credit Facility; Substitute Letter of Credit. (a) The Company may, at any time, at its option:

(i) provide for the delivery on any Business Day that the Bonds are subject to optional or mandatory purchase pursuant to Section 3.01 or 3.02 of the Indenture to the Trustee of a Letter of Credit or an Alternate Credit Facility or a Substitute Letter of Credit for a series of Bonds, but only provided that:

(A) the Company shall deliver to the Trustee, the Remarketing Agent and, if applicable, the Bank or the Obligor on an Alternate Credit Facility, a notice which (I) states (x) the effective date of the Letter of Credit or Alternate Credit Facility or Substitute Letter of Credit to be so provided for such series, and (y) the Expiration of the Term of the Letter of Credit, if any, or the Expiration of the Term of an Alternate Credit Facility, if any, which is to be replaced (which Expiration shall not be prior to the effective date, if then in effect, of the Letter of Credit or Alternate Credit Facility or Substitute Letter of Credit to be so provided), (II) summarize the terms of the Letter of Credit or Alternate Credit Facility or Substitute Letter of Credit, (III) directs the Trustee to give notice of the mandatory purchase of the Bonds on the Business Day (x) next preceding the Expiration of the Term of the Letter of Credit or the Expiration of the Term of an Alternate Credit Facility which is to be replaced or (y) if no Letter of Credit or Alternate Credit Facility is then in effect, on which such Letter of Credit is to be delivered (which Business Day shall be not less than 30 days from the date of receipt by the Trustee of the notice from the Company specified above), in accordance with Section 3.02 of the Indenture, and (IV) directs the Trustee, after taking such actions as are required to be taken to provide moneys due under the Indenture in respect of the applicable series of the Bonds or the purchase thereof, to surrender any Letter of Credit or Alternate Credit Facility, as the case may be, which is to be replaced, to the obligor thereon on the next Business Day after the later of the effective date of an Alternate Credit Facility or the Substitute Letter of Credit to be provided and the Expiration of the Term of the Letter of Credit or Expiration of the Term of an Alternate Credit Facility which is to be replaced and thereupon to deliver any and all instruments which may be reasonably requested by such obligor and furnished to the Trustee (but such surrender shall occur only if the requirement of (B) below has been satisfied);

(B) on the date of delivery of the Letter of Credit or an Alternate Credit Facility or the Substitute Letter of Credit (which shall be the effective date thereof), the Company shall furnish to the Trustee simultaneously with such delivery of the Letter of Credit or an Alternate Credit Facility or Substitute Letter of Credit (which delivery must occur prior to 9:30 a.m., New York time, on such date, unless a later time on such date shall be acceptable to the Trustee) an opinion of Bond Counsel stating that the delivery of such Letter of Credit or Alternate Credit Facility or Substitute Letter of Credit (I) complies with the terms hereof and (II) will not adversely affect the Tax Exempt status of the Bonds; and

(C) in the case of the delivery of a Substitute Letter of Credit, the Company has received the written consent of the Bank or the Obligor on an Alternate Credit Facility; or

(ii) provide for the termination on any Business Day that the Bonds are subject to optional or mandatory purchase pursuant to sections 3.01 or 3.02 of the Indenture (other than pursuant to Section 3.02(iii) or (iv) thereof) of any Letter of Credit or any Alternate Credit Facility then in effect, but only provided that:

(A) the Company shall deliver to the Trustee, the Remarketing Agent and the Bank (or the Obligor on an Alternate Credit Facility, as the case may be), a notice which (I) states the Expiration of the Term of the Letter of Credit or the Expiration of the Term of an Alternate Credit Facility which is to be terminated, (II) directs the Trustee to give notice of the mandatory purchase of the Bonds on the Business Day next preceding the Expiration of the Term of the Letter of Credit or the Expiration of the Term of an Alternate Credit Facility which is to be terminated (which Business Day shall be not less than 30 days from the date of receipt by the Trustee of the notice from the Company specified above), in accordance with Section 3.02 of the Indenture, and (III) directs the Trustee, after taking such actions as are required to be taken to provide moneys due under the Indenture in respect of the Bonds or the purchase thereof, to surrender the Letter of Credit or Alternate Credit Facility, as the case may be, which is to be terminated, to the obligor thereon on the next Business Day after the Expiration of the Term of the Letter of Credit or the Expiration of the Term of an Alternate Credit Facility which is to be terminated and to thereupon deliver any and all instruments which may be reasonably requested by such obligor and furnished to the Trustee (but such surrender shall occur only if the requirement of (B) below has been satisfied); and

(B) on the Business Day next preceding the Expiration of the Term of the Letter of Credit or the Expiration of the Term of an Alternate Credit Facility, which is to be terminated, the Company shall furnish to the Trustee (prior to 9:30 a.m., New York time, on such Business Day, unless a later time on such Business Day shall be acceptable to the Trustee) an opinion of Bond Counsel stating that the termination of such Letter of Credit or Alternate Credit Facility (I) complies with the terms hereof and (II) will not adversely affect the Tax Exempt status of the Bonds.

(b) The Company may, at its election, but only with the written consent of the Bank or the Obligor on an Alternate Credit Facility, as the case may be, provide for one or more extensions of the Letter of Credit or Alternate Credit Facility then in effect, as the case may be, for any period commencing after its then-current expiration date.

Section 4.04. Issuance, Delivery and Surrender of Senior Notes and Substitute Collateral. (a) The obligation of the Company pursuant to Section 4.01 hereof to repay the loan made to it by the Issuer pursuant to Section 3.03 hereof may be secured by the Senior Notes or, subject to Section 4.04(f) hereof, by Substitute Collateral.

(b) The Senior Notes and any Substitute Collateral shall (i) mature on the same date and in the same principal amount as the related series of Bonds, (ii) bear interest at the same rate and be payable at the same times as the related series of the Bonds, (iii) contain redemption provisions correlative to the provisions of Section 4.02 and Section 4.03 of the Indenture for the related series of the Bonds, and (iv) subject to the provisions of Section 4.04(c) hereof, require payments of the principal and premium, if any, and interest on the related series to be made to the Trustee for the account of the Issuer. In addition, the Senior Notes and any Substitute

Collateral may be subject to optional and/or mandatory purchase at the same times as the related series of the Bonds. On the Issue Date the Senior Notes shall be delivered to and registered in the name of the Trustee (or, subject to Section 5.11 of the Indenture, the Trustee’s nominee) for the account of the Issuer and the benefit of the Owners from time to time of the related series of the Bonds and shall be held, voted, transferred and surrendered by the Trustee subject to and in accordance with the respective provisions of this Agreement, the Indenture and the Pledge Agreement. Any moneys received by the Trustee with respect to the Senior Notes shall be used to make the corresponding payment then due of principal of and premium, if any, or interest on the related series of the Bonds in accordance with the terms of such Bonds and the Indenture. Any proceeds of the Senior Notes in excess of the amounts necessary to pay in full the principal of and premium, if any, or interest on the related series of the Bonds shall be remitted to the Company.

(c) The Company shall receive a credit against its obligations to make any payment of principal of and premium, if any, or interest on a series of the Senior Notes described in Section 4.04(b) hereof (whether at maturity, upon redemption or otherwise), and such obligations shall be fully or partially, as the case may be, satisfied and discharged, in an amount equal to the amount, if any, paid by the Company under Section 4.01 hereof, or otherwise satisfied or discharged, in respect of the principal of and premium, if any, or interest on the related series of the Bonds; provided, however, that the Company shall receive no such credit for any payment with respect to any Bond made by the Insurer. The obligations of the Company to make such payment of principal of and premium, if any, or interest on such Senior Notes shall be deemed to have been reduced by the amount of such credit.

(d) In view of the pledge and assignment of the Senior Notes in accordance with Section 4.05 hereof, the Issuer agrees that, on the Issue Date and for so long as the Company’s obligation under Section 4.01 hereof to repay the loan made to it pursuant to Section 3.03 hereof is secured by the Senior Notes, (i) the Senior Notes shall be issued and delivered to, registered in the name of and held by the Trustee (or, subject to Section 5.11 of the Indenture, the Trustee’s nominee) for the benefit of the Owners from time to time of the related series of the Bonds, and the Company shall make all payments of principal of and premium, if any, and interest on the applicable series of the Senior Notes to the Trustee as the registered owner thereof; (ii) the Indenture shall provide that the Trustee shall not sell, assign or transfer the Senior Notes except to a successor trustee under the Indenture and shall surrender Senior Notes to the Senior Note Indenture Trustee in accordance with the provisions of Section 4.04(e) and Section 4.04(f) hereof; and (iii) the Company may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on each Senior Note and the issuance of stop-transfer instructions to the Senior Note Indenture Trustee or any other transfer agent under the Senior Note Indenture.

(e) At the time any Bonds cease to be Outstanding (other than by reason of the payment of the related series of the Senior Notes or by reason of the payment of principal of or interest on such Bonds by the Insurer, and other than those Bonds in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered), the Issuer shall cause the Trustee to surrender to the Senior Note Indenture Trustee a corresponding principal amount of the related series of Senior Notes bearing interest at the same rate and maturing on the same date as such Senior Notes.

(f) On any Business Day the Company may provide for the release of its Senior Notes by delivering Substitute Collateral to the Trustee to secure the obligation of the Company to repay the loan made to it pursuant to Section 3.03 hereof, but only if the Company shall, on the date of delivery of such Substitute Collateral, simultaneously deliver to the Trustee:

(i) an opinion of Bond Counsel stating that delivery of such Substitute Collateral and release of the related Senior Notes (1) complies with the terms hereof and (2) will not adversely affect the Tax-Exempt status of the related series of the Bonds;

(ii) written evidence from any applicable Insurer, the Bank or Obligor on an Alternate Credit Facility, as the case may be, to the effect that it has reviewed the proposed Substitute Collateral and finds the same to be acceptable; and

(iii) written evidence from Moody’s, if the related series of the Bonds are then rated by Moody’s, and from S&P, if the related series of the Bonds are then rated by S&P, in each case to the effect that such rating agency has reviewed the Substitute Collateral and that the release of the Senior Notes and the substitution of the Substitute Collateral for the related Senior Notes will not, by itself, result in a reduction, suspension or withdrawal of such rating agency’s rating or ratings of such Bonds.

The Indenture shall provide that, to the extent that Substitute Collateral is delivered to the Trustee in compliance with this Section 4.04(f), the Trustee shall surrender to the Senior Note Indenture Trustee a corresponding principal amount of Senior Notes.

(g) On any day on which the Bonds of a series are subject to mandatory purchase pursuant to Section 3.02 of the Indenture, the Company may provide for the release of its related Senior Notes, provided that the Company delivers:

(i) to the Trustee and the Remarketing Agent, in conjunction with the notice required by Section 2.02(b)(ii), Section 2.02(c)(ii), Section 2.02(d)(ii), or Section 2.02(e)(ii) of the Indenture or Section 4.03 hereof, a notice which (A) states the effective date of the release of such Senior Notes, which date shall be the date on which the related Bonds are subject to mandatory purchase, and (B) directs the Trustee to give notice, in conjunction with the notice required by Section 2.02(b)(iii), Section 2.02(c)(iii), Section 2.02(d)(iii), Section 2.02(e)(iii), or Section 3.02(c) of the Indenture, of the release of such Senior Notes and the mandatory purchase of the related Bonds, in whole, on the effective date of the release of such Senior Notes; and

(ii) to the Trustee, on or before the effective date of the release of the Senior Notes, an opinion of Bond Counsel stating, in effect, that the release of the Senior Notes (A) is authorized under this Agreement, and (B) will not adversely affect the Tax-Exempt status of the related series of Bonds.

Section 4.05. Payments Assigned; Obligation Absolute. It is understood and agreed that all Loan Payments and all payments to be made by the Company on the Senior Notes are, by the Indenture and the Pledge Agreement, pledged and assigned by the Issuer to the Trustee, and that all rights and interests of the Issuer hereunder (except for the rights of the Issuer under Section 4.06, Section 4.08, Section 5.03, Section 5.06, Section 5.07, Section 5.08, Section 7.05 and Section 7.07 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder), including the right to delivery of the Senior Notes, are pledged and assigned to the Trustee pursuant to the Indenture and the Pledge Agreement. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Loan Payments and payments to the Trustee under Section 4.02 hereof and to make the payments on the Senior Notes shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment, or to any right of setoff, counterclaim or recoupment arising out of any breach under this Agreement or the Indenture or otherwise by the Company, the Trustee, the Remarketing Agent, the Insurer, the Bank (or the Obligor on an Alternate Liquidity Facility, as the case may be) or any other party, or out of any obligation or liability at any time owing to the Company by the Issuer, the Trustee, the Remarketing Agent, the Insurer, the Bank (or the Obligor on an Alternate Credit Facility, as the case may be) or any other party, or out of any failure or inability of the Trustee for any reason to realize under or upon any Letter of Credit or Alternate Credit Facility provided by the Company under Section 4.03 hereof, and, further, that the Loan Payments and the other payments due hereunder and on the Senior Notes shall continue to be payable at the times and in the amounts herein and therein specified whether or not the Facilities, or any portion thereof, shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities shall be used or useful and whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities or for any other reason.

Section 4.06. Payment of Expenses. The Company shall pay all of the Administration Expenses of the Issuer, the Trustee, the Paying Agent, the Registrar, Moody’s and S&P under the Indenture and of the Remarketing Agent under the Remarketing Agreement directly to each such entity. The Company shall also pay all of the expenses of the Prior Trustee in connection with the Refunding and all other reasonable fees and expenses incurred in connection with the issuance of the Bonds, including, but not limited to, all costs associated with any discontinuance of the book-entry system described in Section 2.10 of the Indenture.

Section 4.07. Indemnification. The Company releases the Trustee and the Registrar and their respective officers, agents, servants and employees from, agrees that the Trustee and the Registrar and their respective officers, agents, servants and employees shall not be liable for, and agrees to indemnify and hold free and harmless the Trustee and the Registrar and their respective officers, agents, servants and employees from and against, any liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project, except in any case as a result of the negligence or willful misconduct of the Trustee and the Registrar and their respective officers, agents, servants and employees.

The Company will indemnify and hold free and harmless the Trustee and the Registrar and their respective officers, agents, servants and employees from and against any loss, claim, damage, tax, penalty, liability, disbursement, litigation or other expenses, attorneys’ fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of this Agreement, the Tax Certificate, the issuance or sale of the Bonds, the Refunding, acceptance or administration of the trust under the Indenture or any other cause whatsoever pertaining to this Agreement, the Tax Certificate, the Indenture or the Insurance Policy, if any, except in any case as a result of the negligence or willful misconduct of the Trustee and the Registrar or their respective officers, agents, servants and employees.

Section 4.08. Payment of Taxes and Charges in Lieu Thereof. (a) The Company covenants and agrees that it will, from time to time, promptly pay and discharge or cause to be paid and discharged when due its share of all taxes, assessments and other governmental charges lawfully imposed upon the Project or any part thereof or upon income and profits thereof or any payments hereunder or on the Senior Notes.

(b) The Company shall pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge (including the provisions of adequate bonding therefor) within 60 days after the same shall accrue, any lien or charge upon the Loan Payments or payments under Section 4.02 hereof or amounts payable on the Senior Notes, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien thereon; provided that the Company may, at its expense and in its own name and behalf or in the name and behalf of the Issuer, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom; provided further that during such period enforcement of such contested item is effectively stayed, unless by nonpayment of any such items the lien of the Indenture as to the amounts payable hereunder or on the Senior Notes will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Issuer will cooperate fully with the Company in any such contest. In the event that the Company shall fail to pay any of the foregoing items required by this Section to be paid by the Company, the Issuer or the Trustee may (but shall be under no obligation to) pay the same, and any amounts so advanced therefor by the Issuer or Trustee shall become an additional obligation of the Company to the party making the advance. The Company agrees to repay the amounts so advanced, from the date thereof, together (to the extent permitted by law) with interest thereon until paid at a rate per annum which is one percentage point greater than the highest rate per annum borne by any of the Bonds.

Section 4.09. Compliance with Prior Loan Agreement. The Company hereby confirms its obligations to furnish any moneys required to be deposited with the Prior Trustee under the Prior Indenture in order to redeem the Prior Bonds on the Redemption Date, to the extent that the proceeds of the Bonds on deposit with the Prior Trustee, together with any investment earnings thereon, is less than the amount required to pay the principal of and applicable redemption premium and interest on such Prior Bonds upon their redemption on the Redemption Date.

ARTICLE V

SPECIAL COVENANTS

Section 5.01. Maintenance of Existence; Conditions Under Which Exceptions Permitted. The Company shall maintain in good standing its corporate existence as a corporation organized under the laws of one of the states of the United States or the District of Columbia and will remain duly qualified to do business in the State (to the extent such qualification is required under applicable law), will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation; provided, however, that the Company may, without violating the foregoing, undertake from time to time any one or more of the following, if, prior to the effective date thereof, there shall have been delivered to the Trustee an opinion of Bond Counsel stating that the contemplated action will not adversely affect the Tax-Exempt status of the Bonds:

(a) consolidate with or merge into another domestic corporation (i.e., a corporation incorporated and existing under the laws of one of the states of the United States or of the District of Columbia) or sell or otherwise transfer to another domestic corporation all or substantially all of its assets as an entirety and thereafter dissolve, provided that, to the extent required under applicable law, the resulting, surviving or transferee corporation, as the case may be, must be the Company or a corporation qualified to do business in the State as a foreign corporation or incorporated and existing under the laws of the State, which as a result of the transaction has assumed (either by operation of law or in writing) all of the obligations of the Company under the Loan Agreement and the Senior Notes; or the resulting, surviving or transferee corporation, as the case may be, shall be (i) the Company or (ii) a corporation, which, as a result of the transaction, shall have assumed (either by operation of law or in writing) all of the obligations of the Company hereunder, under the Tax Certificate, under any Reimbursement Agreement or Insurance Agreement and under the Senior Notes; or

(b) convey all or substantially all of its assets to one or more wholly-owned subsidiaries of the Company so long as the Company shall remain in existence and primarily liable on all of its obligations hereunder and the subsidiary or subsidiaries to which such assets shall be so conveyed shall guarantee in writing the performance of all of the Company’s obligations hereunder, under the Tax Certificate, under any Reimbursement Agreement or Insurance Agreement and under the Senior Notes.

Section 5.02. Permits or Licenses. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the Issuer that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Issuer, the Company and the Issuer each shall, upon the request of either, execute such application or applications.

Section 5.03. Arbitrage Covenant. (a) The Company covenants for the benefit of the Owners of the Bonds and the Issuer that the proceeds of the Bonds, the earnings thereon and any other moneys on deposit in any fund or account maintained in respect of the Bonds, whether held under the Indenture or otherwise (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources), will not be used in a manner which would cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code and further covenants to provide the Issuer with all necessary representations as to facts, estimates, expectations and circumstances to enable the Issuer to comply with Section 5.07 of the Indenture.

(b) The Company covenants to comply with the provisions of Section 148 of the Code and the related United States Treasury Regulations, including temporary and proposed regulations, during the term of the Bonds, including, but not limited to, the provisions for rebate of certain earnings to the United States to the extent the same apply to the Bonds, in accordance with the Tax Certificate.

(c) Subject to Article VII of the Indenture, in the event that moneys provided by the Company to pay principal of or premium, if any, or interest on the Bonds (“Company Payments”) are deposited pursuant to the Indenture into the Bond Fund or any other sinking fund with respect to the Bonds (the “Funds”) prior to the second day next preceding the Bond Payment Date with respect to which such deposit is made, the Company will cause such Company Payments to be invested in accordance with the terms and conditions of the Tax Certificate.

Section 5.04. Financing Statements. The Company shall, to the extent required by law, file and record, refile and re-record, or cause to be filed and recorded, refiled and re-recorded, all documents or notices, including the financing statements and continuation statements, referred to in Section 5.04 and Section 5.05 of the Indenture. The Issuer shall cooperate fully with the Company in taking any such action. Concurrently with the execution and delivery of the Bonds, the Company shall cause to be delivered to the Trustee the opinion of counsel required pursuant to Section 5.05(a) of the Indenture.

Section 5.05. Covenants With Respect to Tax-Exempt Status of the Bonds. The Company covenants that it (a) has not taken, and will not take or permit to be taken on its behalf, any action which would adversely affect the Tax-Exempt status of the Bonds and (b) will take, or require to be taken, such actions as may, from time to time, be required under applicable law or regulation to continue to cause the Bonds to be Tax-Exempt.

Section 5.06. Indemnification of Issuer; Reimbursement. (a) The Company agrees that the Issuer, its elected or appointed officials, officers, agents, special legal counsel, servants and employees (each, an “Indemnified Person”), shall not be liable for, and agrees that it will at all times defend, indemnify and hold free and harmless each Indemnified Person from and against, and pay all expenses of the Indemnified Person relating to, (a) any lawsuit, proceeding or claim arising in connection with the Project or this Agreement that results from any action taken by or on behalf of an Indemnified Person pursuant to or in accordance with this Agreement or the Indenture or any related document that may be occasioned by any cause whatsoever, except the negligence or willful misconduct of the Indemnified Person, or (b) any liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project, except the negligence or willful misconduct of an

Indemnified Person. In case any action shall be brought against an Indemnified Person in respect of which indemnity may be sought against the Company, the Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses. Failure by the Indemnified Person to notify the Company shall not relieve the Company from any liability which it may have to an Indemnified Person otherwise than under this Section 5.06. The Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Person unless the employment of such counsel has been authorized by the Company or if the Issuer reasonably determines separate counsel is necessary to avoid a conflict of interest or to claim defenses only available to the Issuer. The Company shall not be liable for any settlement of any such action without its consent, but if any such action is settled with the consent of the Company or if there be final judgment for the plaintiff in any such action, the Company agrees to indemnify and hold free and harmless the Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Company will reimburse the Indemnified Person for any action taken pursuant to Section 5.02 of the Indenture.

(b) The obligations of the Company under this Section 5.06 shall survive the termination of this Agreement.

Section 5.07. Records of Company; Maintenance and Operation of the Project; Use of Facilities. (a) The Trustee and the Issuer shall be permitted at all reasonable times during the term of this Agreement to examine the books and records of the Company with respect to the Project; provided, however, that information and data contained in the books and records of the Company shall be considered proprietary and shall not be voluntarily disclosed by the Trustee or the Issuer except as required by law.

(b) The Company shall exercise all of its rights, powers, elections and options under the Inter-Company Agreements to cause the Project to be maintained in good repair and keep the same insured in accordance with standard industry practice and shall pay all costs thereof. All proceeds of such insurance shall be for the account of the Company. The Company shall exercise all of its rights, powers, elections and options under the Inter-Company Agreements to cause to be paid all taxes, special assessments and governmental, utility and other charges with respect to the Project.

(c) The Company may at its own expense exercise all of its rights, powers, elections and options under the Inter-Company Agreements to cause the Facilities to be remodeled or cause such substitutions, modifications and improvements to be made to the Facilities from time to time as the Company, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Facilities; provided, however, that the Company shall not exercise any such right, power, election or option if the proposed remodeling, substitution, modification or improvement would adversely affect the Tax-Exempt status of the Bonds.

(d) The Company shall be entitled to the proceeds of any condemnation award or portion thereof made for damage to or taking of any of the Project or the Facilities or other property of the Company, to the extent of the interest of the Company in the Project or the Facilities or such other property, as the case may be.

(e) So long as the Company owns an interest in the Facilities, the Company shall exercise all its rights, powers, elections and options under the Inter-Company Agreements to cause the Facilities to be used for purposes contemplated by the Act.

(f) Anything in this Agreement to the contrary notwithstanding, the Company shall have the right at any time to cause the operation of the Project or the Facilities to be terminated if the Company shall have determined that the continued operation of the Project or such Facilities is uneconomical for any reason.

Nothing contained in this Loan Agreement shall be construed to require or authorize the Issuer to operate the Facilities or conduct any business enterprise therewith.

Section 5.08. Right of Access to the Project. The Company agrees that the Issuer, the Trustee and their respective duly authorized agents shall have the right, subject to such limitations, restrictions and requirements as the Company may reasonably prescribe for plant security and safety reasons and in order to preserve secret processes and formulae, at all reasonable times to enter upon and to examine and inspect the Project; provided, however, nothing contained herein shall entitle the Issuer or the Trustee to any information or inspection involving confidential material of the Company. Information and data contained in the books and records of the Company shall be considered proprietary and shall not be voluntarily disclosed by the Issuer or the Trustee except as required by law.

Section 5.09. Remarketing Agent. The Company hereby covenants that, so long as any of the Bonds are Outstanding and are subject to optional or mandatory purchase pursuant to the provisions of the Indenture, the Company shall, at least 30 days prior to the date a series of Bonds becomes subject to optional or mandatory purchase pursuant to Section 3.01 or Section 3.02 of the Indenture, cause a Remarketing Agent to be appointed and acting pursuant to a Remarketing Agreement in order to provide for the remarketing of the Bonds and the establishment of interest rates to be borne by the Bonds in accordance with the provisions of the Indenture.

Section 5.10. Insurance Policy. If at any time, the Company shall cause an Insurance Policy to be delivered to the Trustee pursuant to the provisions of the Indenture and Section 4.03 of this Agreement, under which Insurance Policy, the Insurer has guaranteed the payment of the principal of the Bonds upon the stated maturity thereof and upon the mandatory redemption of the Bonds pursuant to Section 4.03(b) and Section 4.03(c) of the Indenture and the payment of the interest on the Bonds as the same accrues and becomes due and payable, then the Issuer and the Company agree to be bound by the provisions of the Indenture pertaining to such Insurance Policy.

No Insurance Policy is in effect as of the Issue Date.

ARTICLE VI

ASSIGNMENT

Section 6.01. Conditions. With the consent of the Bank (or the Obligor on an Alternate Credit Facility), the Company’s interest in this Agreement may be assigned in whole or in part by the Company to another entity, subject, however, to the conditions that no assignment shall (a) adversely affect the Tax-Exempt status of the Bonds or (b) relieve (other than as described in Section 5.01 hereof) the Company from primary liability for its obligations to pay the Senior Notes or to make the Loan Payments or to make payments to the Trustee under Section 4.02 hereof or for any other of its obligations hereunder; and subject further to the condition that the Company shall have delivered to the Trustee and the Bank (or the Obligor on an Alternate Credit Facility, as the case may be) an opinion of counsel to the Company that such assignment complies with the provisions of this Section 6.01.

Anything herein to the contrary notwithstanding, the Company shall not make any assignment as provided in the preceding paragraph unless it shall have furnished to the Trustee an opinion of Bond Counsel to the effect that the proposed assignment will not impair the validity of the Bonds under the Act or adversely affect the Tax-Exempt status of the Bonds.

Section 6.02. Documents Furnished to Trustee. The Company shall, within 30 days after the delivery thereof, furnish to the Issuer, the Bank (or the Obligor on an Alternate Credit Facility, as the case may be) and the Trustee a true and complete copy of the agreements or other documents effectuating any assignment pursuant to Section 6.01 hereof. The Trustee’s only duties with respect to any such agreement or other document so furnished to it shall be to make the same available for examination by any Owner at the Principal Office of the Trustee upon reasonable notice.

Section 6.03. Limitation. This Agreement shall not be assigned in whole or in part, except as provided in this Article VI or in Section 4.05 or Section 5.01 hereof.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.01. Events of Default. Each of the following events shall constitute and is referred to in this Agreement as an “Event of Default”:

(a) a failure by the Company to make when due any Loan Payment or any payment required under Section 4.01 or Section 4.02 hereof or on the Senior Notes, which failure shall have resulted in an “Event of Default” under Section 9.01(a), Section 9.01(b) or Section 9.01(c) of the Indenture;

(b) a failure by the Company to pay when due any amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Agreement (other than a failure described in Section 7.01(a) above), which failure shall continue for a period of 60 days (or such longer period as the Issuer, the Bank (or the Obligor on an Alternate Credit Facility, as the case may be) and the Trustee may agree to in writing) after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company and the Bank (or the Obligor on an Alternate Credit Facility, as the case may be) by the Trustee or to the Company, the Bank (or the Obligor on an Alternate Credit Facility, as the case may be) and the Trustee by the Issuer; provided, however, that if such failure is other than for the payment of money and is of such nature that it cannot be corrected within the applicable period, such failure shall not constitute an “Event of Default” so long as the Company institutes corrective action within the applicable period and such action is being diligently pursued; or

(c) the dissolution or liquidation of the Company; or the filing by the Company of a voluntary petition in bankruptcy; or failure by the Company promptly to lift or bond any execution, garnishment or attachment of such consequence as will impair its ability to make any payments under this Agreement or on the Senior Notes; or the filing of a petition or answer proposing the entry of an order for relief by a court of competent jurisdiction against the Company under Title 11 of the United States Code, as the same may from time to time be hereafter amended, or proposing the reorganization, arrangement or debt readjustment of the Company under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted and the failure of said petition or answer to be discharged or denied within 90 days after the filing thereof; or the entry of an order for relief by a court of competent jurisdiction in any proceeding for the liquidation or reorganization of the Company under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted; or an assignment by the Company for the benefit of its creditors; or the entry by the Company into an agreement of composition with its creditors (the term “dissolution or liquidation of the Company,” as used in this subsection (c), shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or with another corporation or a dissolution or liquidation of the Company following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 5.01 hereof).

Section 7.02. Force Majeure. The provisions of Section 7.01(b) hereof are subject to the following limitations: if by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or the states of Montana or Washington or any department, agency, political subdivision, court or official of any of such states or any other state which asserts regulatory jurisdiction over the Company; orders of any kind of civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Section 4.01, Section 4.02(a), Section 4.04, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 5.01 and Section 5.06 hereof and on the Senior Notes, the

Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 7.03. Remedies. (a) Upon the occurrence and continuance of any Event of Default described in Section 7.01(a) or Section 7.01(c) hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Indenture, the Loan Payments shall, without further action, become and be immediately due and payable.

(b) Any waiver of any “Event of Default” under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.

(c) Upon the occurrence and continuance of any Event of Default under Section 9.01(f) of the Indenture, the Trustee, as the holder of the Senior Notes, shall, subject to the provisions of the Indenture, have the rights provided in the Senior Note Indenture. Any waiver made in accordance with the Indenture of a “Default” under the Senior Note Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.

(d) Upon the occurrence and continuance of any Event of Default, the Issuer or the Trustee on behalf of the Issuer may take any action at law or in equity to collect any payments then due and thereafter to become due hereunder or to seek injunctive relief or specific performance of any obligation, agreement or covenant of the Company hereunder and under the Senior Note Indenture.

(e) Any amounts collected from the Company pursuant to this Section 7.03 shall be applied in accordance with the Indenture. No action taken pursuant to this Section 7.03 shall relieve the Company from the Company’s obligations pursuant to Section 4.01 or Section 4.02 hereof.

Section 7.04. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article VII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

Section 7.05. Reimbursement of Attorneys’ Fees. If the Company shall default under any of the provisions hereof and the Issuer or the Trustee shall employ attorneys or incur other reasonable and proper expenses for the collection of payments due hereunder or on the Senior Notes or from any Substitute Collateral, Letter of Credit or Alternate Credit Facility or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein or therein, the Company will on demand therefor reimburse the Issuer or the Trustee, as the case may be, for the reasonable and proper fees of such attorneys and such other reasonable expenses so incurred.

Section 7.06. Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties hereto and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Issuer’s rights and interest hereunder to the Trustee, the Issuer shall have no power to waive any Event of Default hereunder by the Company in respect of such rights and interest without the consent of the Trustee, and the Trustee may exercise any of the rights of the Issuer hereunder.

Section 7.07. No Liability of Issuer. The Bonds are issued under and pursuant to the Act and shall be limited obligations of the Issuer payable solely out of the receipts and Revenues under this Agreement. No holder of any Bond issued under the Act has the right to compel any exercise of the taxing power of the Issuer to pay the Bonds or the interest or premium, if any, thereon, and the Bonds shall not constitute an indebtedness of the Issuer or a loan of credit thereof within the meaning of any constitutional or statutory provisions.

ARTICLE VIII

PURCHASE OR REDEMPTION OF BONDS

Section 8.01. Redemption of Bonds. The Issuer shall take or cause to be taken the actions required by the Indenture (other than the payment of money) to discharge the lien thereof through the redemption, or provision for payment or redemption, of all Bonds of a series then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds of a series then Outstanding, upon receipt by the Issuer and the Trustee from an Authorized Company Representative of a written notice designating the principal amount of the Bonds of a series to be redeemed and specifying the date of redemption (which shall not be less than 30 days from the date such notice is given) and the applicable redemption provision of the Indenture. Unless otherwise stated therein, any such notice with respect to a redemption pursuant to Section 4.02 of the Indenture shall be revocable by the Company at any time prior to the time at which such Bonds are to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article VIII of the Indenture. The Company shall furnish any moneys required by the Indenture to be deposited with the Trustee or otherwise paid by the Issuer in connection with any of the foregoing purposes. In connection with any redemption of any Bonds, the Company shall provide to the Trustee the names and addresses of the Securities Depositories and Information Services as contemplated by Section 4.05 of the Indenture. The Company shall provide to the Bank (or Obligor on an Alternate Credit Facility, as the case may be) a copy of any notice given pursuant to this Section.

Unless the notice is revoked by the Company as described in the preceding paragraph, whenever the Company shall have given any notice of prepayment of the amounts payable hereunder pursuant to this Article VIII, which includes a notice for redemption of the Bonds pursuant to the Indenture, all amounts payable under the first paragraph of this Section 8.01 shall become due and payable on the date fixed for redemption of such Bonds.

Section 8.02. Purchase of Bonds. The Company may at any time, and from time to time, furnish moneys to the Trustee accompanied by a notice directing such moneys to be applied to the purchase of a series of Bonds in accordance with the provisions of the Indenture delivered pursuant to the Indenture, which Bonds shall, at the direction of the Company, be delivered in accordance with Section 3.06(a)(iv) of the Indenture.

Section 8.03. Obligation to Prepay. (a) The Company shall be obligated to prepay in whole or in part the amounts payable hereunder upon a Determination of Taxability (as defined below) or other event giving rise to a mandatory redemption of the Bonds pursuant to Section 4.03 of the Indenture, by paying an amount equal to, when added to other funds on deposit in the Bond Fund, (i) the aggregate principal amount of the Bonds to be redeemed pursuant to the Indenture plus accrued interest to the redemption date, plus (ii) an amount of money equal to the Trustee’s fees and expenses under the Indenture accrued and to accrue until such redemption of such Bonds, plus (iii) an amount of money equal to all sums due to the Issuer under this Agreement.

(b) The Company shall cause a mandatory redemption to occur within 180 days after a Determination of Taxability (as defined below) shall have occurred. A “Determination of Taxability” shall be deemed to have occurred if as a result of an Event of Taxability, a final decree or judgment of any federal court or a final action of the Internal Revenue Service determines that interest paid or payable on any Bond is or was includible in the gross income of an Owner of the Bonds for federal income tax purposes under the Code (other than an Owner who is a “substantial user” or “related person” within the meaning of Section 103(b)(13) of the 1954 Code). However, no such decree or action will be considered final for this purpose unless the Company has been given written notice and, if it is so desired and is legally allowed, has been afforded the opportunity to contest the same, either directly or in the name of any Owner of a Bond, and until conclusion of any appellate review, if sought. If the Trustee receives written notice from any Owner of a Bond stating (a) that the Owner has been notified in writing by the Internal Revenue Service that it proposes to include the interest on any Bond in the gross income of such Owner for the reasons described therein or any other proceeding has been instituted against such Owner which may lead to a final decree or action as described herein, and (b) that such Owner will afford the Company the opportunity to contest the same, either directly or in the name of the Owner, until a conclusion of any appellate review, if sought, then the Trustee shall promptly give notice thereof to the Company, the Insurer, the Bank (or the Obligor on an

Alternate Credit Facility, as the case may be), the Issuer, the Remarketing Agent and the Owner of each Bond then Outstanding. If a final decree or action as described above thereafter occurs and the Trustee has received written notice thereof as provided in Section 8.01 hereof at least 45 days prior to the redemption date, the Trustee shall make the required demand for prepayment of the amounts payable hereunder and give notice of the redemption of the Bonds at the earliest practical date, but not later than the date specified in this Article, and in the manner provided by Section 4.05 of the Indenture.

At the time of any such prepayment of the amounts payable hereunder pursuant to this Section, the prepayment amount shall be applied, together with other available moneys in the Bond Fund, to the redemption of the Bonds on the date specified in the notice as provided in the Indenture, whether or not such date is an Interest Payment Date, to the Trustee’s fees and expenses under the Indenture accrued to such redemption of the Bonds, and to all sums due to the Issuer under this Agreement.

Whenever the Company shall have given any notice of prepayment of the amounts payable hereunder pursuant to this Article VIII, which includes a notice for redemption of the Bonds pursuant to the Indenture, all amounts payable under the first paragraph of this Section 8.03 shall become due and payable on the date fixed for redemption of such Bonds.

Section 8.04. Compliance With Indenture. Anything in this Agreement to the contrary notwithstanding, the Issuer and the Company shall take all actions required by this Agreement and the Indenture in order to comply with the provisions of Article III of the Indenture.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Term of Agreement. This Agreement shall remain in full force and effect from the date of delivery hereof until the right, title and interest of the Trustee in and to the Trust Estate shall have ceased, terminated and become void in accordance with Article VIII of the Indenture and until all payments required under this Agreement shall have been made. The date first above written shall be for identification purposes only and shall not be construed to imply that this Agreement was executed on such date.

Section 9.02. Notices. Except as otherwise provided in this Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by first-class mail, postage prepaid, addressed as follows: if to the Issuer, at City Hall, Forsyth, Montana 59327, Attention: Mayor; if to the Company, at 10885 NE 4th Street, Suite 1200, Bellevue, Washington 98004-5591, Attention: Corporate Treasurer; if to the Trustee, at such address as shall be designated by it in the Indenture; and if to the Remarketing Agent or any Insurer at such address as shall be designated by such party pursuant to the Indenture; and if to the Bank or the Obligor on an Alternate Credit Facility, at such address as shall be designated by it in writing to the Issuer, the Company, the Trustee, the Remarketing Agent and the Insurer. A copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company, the

Trustee, the Remarketing Agent, the Insurer or the Bank (or the Obligor on an Alternate Credit Facility, as the case may be) shall also be given to the others. Any of the foregoing parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 9.03. Parties in Interest. (a) This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement except for rights of payment and indemnification hereunder of the Trustee and the Registrar. Section 9.05 hereof to the contrary notwithstanding, for purposes of perfecting a security interest in this Agreement by the Trustee, only the counterpart delivered, pledged and assigned to the Trustee shall be deemed the original. No security interest in this Agreement may be created by the transfer of any counterpart thereof other than the original counterpart delivered, pledged and assigned to the Trustee.

(b) At any time when there is no Letter of Credit or Insurance Policy in effect, references to the Bank or the Insurer, as the case may be, herein shall be of no effect, except with respect to amounts payable to the Bank or such Insurer which have not been paid. If such amounts have not been paid, the Bank shall be entitled to all notices hereunder. If an “Event of Default” shall have occurred under the Indenture due to failure by the Bank or the Insurer to honor its obligations pursuant to the Letter of Credit or the Insurance Policy, so long as such failure continues any reference herein to “Bank” or the “Insurer” as the case may be, shall be void and of no effect to the extent that the reference may be construed to include such Bank or such Insurer. At any time when there is no Alternate Credit Facility in effect, references to the Obligor on an Alternate Credit Facility shall be of no effect, except with respect to amounts payable to the Obligor on an Alternate Credit Facility which have not been paid. If such amounts have not been paid, the Obligor on an Alternate Credit Facility shall be entitled to all notices hereunder. If an “Event of Default” shall have occurred under the Indenture due to failure by the Obligor on an Alternate Credit Facility to honor its obligations under such Alternate Credit Facility, so long as such failure continues any reference herein to “Obligor on an Alternate Credit Facility” shall be void and of no effect to the extent that the reference may be construed to include such Obligor. At any time when there is no Remarketing Agent acting with respect to a series of Bonds, all references herein to the Remarketing Agent shall be of no effect with respect to such series.

Section 9.04. Amendments. This Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Indenture.

Section 9.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original (except as expressly provided in Section 9.03 hereof), and such counterparts shall together constitute but one and the same Agreement.

Section 9.06. Severability. If any clause, provision or section of this Agreement shall, for any reason, be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 9.07. Governing Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State except that the authority of the Company to execute and deliver this Agreement shall be governed by the laws of the State of Washington.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CITY OF FORSYTH, MONTANA

[SEAL]

	By	/s/ Bradley J. Matteson
Mayor

ATTEST:

/s/ Doris Pinkerton
City Clerk/Treasurer

[SEAL]

PUGET SOUND ENERGY, INC.

	By	/s/ Brandon Lohse
Corporate Treasurer

EXHIBIT A

FACILITIES DESCRIPTION

Description of Facilities – 1973 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by certain Pollution Control Revenue Bonds (Puget Sound Power & Light Company Project) Series 1973, issued by the County of Rosebud, Montana on June 27, 1973.

1.	Venturi Scrubber System

The function of the Venturi Scrubbing System is to remove fly ash and sulfur dioxide (SO2) from the flue gas by washing with a recycled liquor.

This system, together with a related monitoring device, is composed of three scrubber trains each at Units 1 and 2, each containing a venturi throat, counter-current sprays, mist eliminators, recycle tank, recycle pumps, steam coil-type reheater, soot blowers, induced draft (“ID”) fan, effluent liquor pumps and lines, and pond return pumps. Flue gas first passes down through the venturi throat section and is thoroughly mixed with the liquor. The liquor drops out into the integral recycle tank with the absorbed ash and some absorbed SO2. Gas then passes upward through sprays and demisters where downward flowing liquor finishes the SO2 absorption job. The liquor drops out into the recycle tank. The gas passes on through a reheater before entering the ID fans and exiting out the stack. Spent liquor is pumped to an ash disposal pond by effluent liquor pumps and clear water is returned to the cycle by the pond return pumps.

The ash pond is divided into two sections each of which is used on alternate years. One section is to be left to dry and the deposited ash will be disposed of as required while the other section is in use. Ash mixed with water enters the active pond and moves slowly toward the outlet. Before reaching the outlet, most of the ash has settled out and decanted water is returned to the cycle for reuse. The pond will also have adequate capacity for disposal of the smaller amounts of ash from the ash disposal system (see Ash Disposal System below).

2.	Nitrogen Oxides Control System

The function of the Nitrogen Oxides Control System is to reduce the amount of nitrogen oxides (NOX) produced during the combustion of pulverized coal in the boiler.

This system consists of four overfire air compartments each at Units 1 and 2 with associated ducting, air dampers, and combustion controls. In operation, this system functions to decrease combustion temperatures and NOX production by increasing the volume of the fireball region in which combustion takes place. This is accomplished by installation and control of overfire air compartments that spread the supply of combustion air over a larger volume.

3.	Ash Disposal System

The function of the Ash Disposal System is to dispose of bottom ash, economizer ash, and pyrites produced in the operation of the plants.

This system is composed of hoppers, storage tanks, clinker grinders, ash conveying pumps, conveying lines, water supply lines, pond return lines, and ash ponds. Economizer ash is conveyed pneumatically from the economizer hoppers to the pyrites and economizer storage tank. The pyrites, which are rejected by the coal pulverizers, are also sluiced to this storage tank. The storage tank is emptied periodically by sluicing the contents to the ash pond. Ash and clinkers falling into the bottom ash hopper are put through the clinker grinder and sluiced to the ash pond.

Description of Facilities – 1977 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by certain Pollution Control Revenue Bonds (Puget Sound Power & Light Company Project) Series 1977, issued by the County on June 22, 1997.

1.	Sulfur Dioxide and Particulate Removal System

The Sulfur Dioxide and Particulate Removal System is composed of a SO2 scrubber and a fly ash slurry disposal system as described below.

A.	Venturi Scrubber System

The function of the Venturi Scrubber System is to remove fly ash and SO2 from the flue gas washing with a recycled liquor.

The scrubbers were designed and installed by Combustion Equipment Associates and Inc. Particulate loading in the scrubber gases shall be equal to or less than 0.18 grains per actual cubic foot measured at the reheater outlet condition (equivalent to 0.02 grains per actual cubic foot in the stack). SO2 in the scrubber gases are equal to or less than one pound of SO2 per million BTU of heat released in the furnace. The design conditions are for a flue gas flow of 1,430,000 cubic feet per minute per generating unit at 291OF. This system, together with a related monitoring device, is composed of three scrubber trains each at Units 1 and 2, each containing a venturi throat, counter-current sprays, mist eliminators, recycle tank, recycle pumps, steam coil-type reheater, soot blowers, ID fan, effluent liquor pumps and lines, and pond return pumps. Flue gas first passes down through the venturi throat section and is thoroughly mixed with the liquor. The liquor drops out into the integral recycle tank with the absorbed ash and some absorbed SO2. Gas then passes upward through sprays and demisters where downward flowing liquor completes the SO2 absorption process. The liquor again drops out into the recycle tank. The gas passes on through a reheater before entering the ID fans and exiting out the stack. Spent liquor is pumped to a fly ash slurry disposal pond by effluent liquor pumps and clear water is returned to the recycle tank by the pond return pumps.

The Venturi Scrubber System is composed of scrubber vessels, venturi throats, recycle tanks, agitators, recycle pumps, counter-current sprays, wash trays, wash tray recycle tank, wash tray recycle pumps, wash tray pond, mist eliminators and cleaning sprays, steam coil reheaters, soot blowers, ID fans, isolation dampers, effluent tank, effluent pumps, fly ash pond, pond return pumps, lime (alkali) system, valves, pipelines, wiring, electric services, electric motors, valve actuators, motor controls, automatic analog control system, related measuring instruments and monitoring devices and all other related auxiliary electric, mechanical, and civil equipment.

B.	Ash Disposal System

The Ash Disposal System serves to dredge and pump fly ash slurry from the fly ash slurry disposal pond, mentioned above, to the evaporation pond and return reclaimed water to the fly ash slurry pond. Eventually the evaporation pond will fill with slurry. A new pond will then be started and the slurry in the old pond will be left to evaporate to a more solid material.

The system included a barge mounted dredge, booster pumps, a 16” diameter slurry pipeline, evaporation pond, a barge mounted return line pump, emergency drain pumps, sump pumps, seal water pumps, all electrical services, valves, miscellaneous piping, and all other necessary equipment.

3.	Nitrogen Control System

The Nitrogen Control System serves to reduce the concentration of NOX in the flue gas.

The system consists of four overfire air compartments per generating unit and associated ducting, air dampers, and combustion controls. In operation, the system functions to decrease combustion temperatures and NOX production by increasing the volume of the fireball region in which combustion takes place. This is accomplished by the installation and control of overfire air compartments that spread the supply of combustion air over a larger volume.

Description of Facilities – 1981 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by the Issuer’s $100,000,000 aggregate principal amount 8 3/4% Pollution Control Revenue Bonds, Series 1981, issued on June 3, 1981.

1.	Scrubber System

The function of the Scrubber System is to remove fly ash and sulfur dioxide (SO2) from the flue gas by washing with a recycled liquor. Eight scrubber vessels are installed each at Unit 3 and 4 into which boiler combustion gases are ducted. At full load it requires that seven scrubbers operational to achieve sufficient SO2 and particulate removal to comply with environmental regulations. Since it was expected that at any given time at least one scrubber train will be down for maintenance, it was necessary to install eight scrubber trains in order to assure reliable plant operation in compliance with the law.

The flue gas enters the top of each scrubber vessel in the venturi section where the gas is contacted with finely atomized scrubber slurry. The flue gas is adiabatically cooled and saturated by the evaporation of water from the scrubber slurry. In the venturi, fly ash particulates are removed by the slurry droplets during collisions caused by the sudden changes in gas velocity. The proper gas pressure drop across the venturi to achieve these changes in velocity is maintained by raising or lowering a plumb bob located in the throat of the venturi.

SO2 is also absorbed and removed by the slurry in the venturi. After the flue gas leaves the venturi, it passes upward through an absorption spray zone where the gas is sprayed with more scrubber slurry. These sprays remove additional SO2. Then the flue gas passes through a wash tray where it is bubbled through a stream of wash tray slurry. The main purpose of the wash tray is to remove and dilute the slurry droplets entrained in the flue gas from the venturi and absorption sprays. The wash tray also removes small amounts of fly ash and SO2. A spray keeps the wash tray from plugging and also maintains the proper water balance in the scrubber. When the flue gas bubbles through the wash tray it produces a mist of water droplets containing some dissolved and suspended solids. This mist is removed by a mist eliminator. The mist eliminator is made up of a series of zigzag parallel plates. The mist droplets strikes these plates, cling to them, and then fall back onto the wash tray. The flue gas then leaves the scrubber vessel. At this point the flue gas has been cooled to a temperature of about 120OF and is saturated as a result of water introduced in the scrubbing process. Approximately 95% of the SO2 and over 90% of the fly ash particulates are removed.

Because of the action of the scrubber in cooling and saturating the flue gas, the pressure drop across the scrubber and the moisture contents adverse conditions for the continued flow of gases to and up the stack. It is therefore necessary to reheat the gases to about 170OF and, thereafter, to restore the gas flow with ID fans. The reheater is another heat exchanger device that utilizes steam from the turbine or boiler. The heat in the reheater vaporizes any water droplets in the gas stream and at the same time raises the temperature of the gas to achieve a relative humidity below the saturation point. This improves the plum rise from the stack, reduces ground level concentrations of the emissions, and prevents the formation of acid mist that would cause corrosion and failure of equipment downstream of the scrubber. Upon leaving the reheater the flue gas enters an ID fan that serves to maintain the gas flow through the scrubber and reheater and forces it through the duct and up the stack. Units 3 and 4 are designed as balanced draft units that require forced draft fans at the furnace inlet and ID fans at the scrubber outlet. The flue gas temperature is increased to about 190OF by the compression in the fan.

Each scrubber vessel is provided with one reheater and one ID fan. When the flue gas leaves the fan it enters a series of ducts where the flue gas from all of the scrubbers are combined and routed to the bottom of the stack. Each of Units 3 and 4 has its own stack that discharges the cleaned gases to the atmosphere at an elevation of 692 feet above the ground.

The slurry used for the venturi and absorption sprays are taken from the recycle tank located directly below each scrubber vessel. There are two pumps for the venturi; one operates as a spare. One-half of the slurry to the venturi is injected on the tangential shelf above the venturi and the other half is sprayed on top of the plump bob. There are also two pumps per scrubber vessel for the absorption sprays. Each pump supplies slurry to one set of sprays. The sets of sprays are located one above the other. Each set of sprays is operated independently of the other. Only one set of sprays are operated so long as the outlet SO2 emissions are below the level determined by the permits. The capability to operate two sets of sprays at once is necessary to insure that the outlet SO2 concentration will never exceed the limit permitted. The spent slurry from the venturi and absorption sprays falls to the vessel bottom and is returned to the recycle tank through downcomer pipes.

The removal of fly ash and SO2 causes the buildup of suspended solid particles in the recycle tank. An agitator is used to keep these solids suspended and to promote mixing. The concentration of these suspended solids is controlled by taking a slurry bleed stream to the disposal pond where the solids settle out producing a sludge. The clear water is then returned to the recycle tank. Slurry from each recycle tank is bled to an effluent holding tank. There is one effluent holding tank for each four-scrubber vessels (two per unit). All of the effluent holding tanks discharge to one large effluent holding tank common to both units, which then discharges to the disposal pond.

The alkali used for SO2 removal is a mixture of hydrated high calcium lime and hydrated dolomitic lime (as further described in Item 3 below). This lime is added to the regenerator as a slurry. There is one regenerator per recycle tank. There is one regenerations tank feed pump per recycle tank that takes a stream of recycle slurry to the regenerator. The regenerator has an overflow line that returns regenerated slurry to the recycle tank. The purpose of the regenerators is to maintain a chemical environment different from the recycle tanks, which is more favorable to the chemical reactions necessary to regenerate the spent slurry after SO2 removal.

There is a separate wash tray recycle tank from which slurry is pumped to the wash tray and the wash tray undersprays. There is one wash tray recycle tank for each two-scrubber vessels (four wash tray recycle tanks per unit). A bleed stream is taken from each wash tray recycle pump in order to remove the suspended solids collected by the wash tray. This bleed stream goes to the wash tray bleed tank (one wash tray bleed tank per unit). The wash tray bleed tank discharges to the wash tray pond. All wash tray recycle tanks and wash tray bleed tanks are equipped with agitators to prevent the suspended solids from settling out. The wash tray bleed tank is discharged to the wash tray pond where the suspended solids are allowed to settle out forming a sludge at the bottom of the pond. The clear water is then returned to the wash tray recycle tanks.

The bottom of the mist eliminator is intermittently sprayed with blowdown water from the Plant’s cooling tower. This is dome to clean the mist eliminator and is also the major source of makeup water for the scrubber system. The top of each mist eliminator is also sprayed once per day for 1-1/2 minutes with river water.

2.	Scrubber Sludge Disposal System

Effluent slurry is carried from the Plant to the sludge disposal pond by a 16” pipe. The suspended solids settle to the pond bottom and the clear water is pumped back to the Plant by two 3,020 gallon per minute pumps. One pump acts as a spare. The pond return pipe is 18” in diameter.

The sludge disposal pond (called Areas 5 and 6) is approximately three miles southeast of the Plant. There was a two phases in the development of this pond. Phase 1 required the construction of one dam 70’ high and 400’ in length. The capacity of Phase 1 is 8,000 acre-feet and it lasted approximately 13 1/2 years.

The development of Phase 2 required that the original dam be raised to 130’ in height and increased to a length of 3,000 feet. A saddle dam was also added. The saddle dam varies in height, with a maximum height of 50’ and a total length of 3,300 feet. The capacity of Phase 2 is an additional 8,900 acre-feet and it will last approximately 14 1/2 years, for a total life of 28 years.

The sludge disposal pond design took into account a permit requirement for minimum seepage, by providing low permeability soil blankets where exploration defined porous outcrops or high permeability soils.

3.	Scrubber Lime System

The sole purpose of the Scrubber Lime System is to supply the lime slurry as needed by the scrubber regenerators. There is one lime system that serves the 16 scrubbers for Units 3 and 4 at the Plant.

The hydrated high calcium lime (calcium hydroxide) is produced from calcined high calcium lime (calcium oxide). Calcined high calcium lime is brought from an outside source and delivered to the Plant by truck or rail. The trucks or rail cars are pneumatically unloaded to large storage silos. From there the calcined high calcium lime is transferred to the slakers. There are four slakers. In the slakers, calcined high calcium lime is reacted with water to produce a slurry of hydrated high calcium lime. The slakers are equipped with screw conveyors for grit removal. The high calcium lime slurry from the slakers is fed to the slurry transfer tanks where it is diluted with water and mixed with hydrated dolomitic lime slurry (a mixture of calcium hydroxide and magnesium hydroxide). The lime slurry from the slurry transfer tanks is then pumped to the slurry feed storage tanks where it is distributed to the regenerators as needed. There is one feed storage tank for each four regenerators (two slurry feed storage tanks per unit).

The hydrated dolomitic lime is produced from calcined dolomitic lime (a mixture of calcium oxide and magnesium oxide). Calcined dolomitic lime is bought from an outside source and delivered to the Plant by rail car. The rail cars are pneumatically unloaded to large storage silos. From there the calcined dolomitic lime is transferred to the hydrator. In the hydrator calcined dolomitic lime is mixed with water and converted to hydrated dolomitic lime under pressure. The hydrator product is dry material. It is then mixed with water to form a slurry. Hydrated dolomitic lime slurry is fed to the slurry transfer tanks where it is mixed with hydrated high calcium lime and water to form the lime slurry. All tanks in the Scrubber Lime System are equipped with agitators.

The Scrubber Lime System is functionally related and subordinate to the scrubber systems and is not used in conjunction with any other part of the generating units.

4.	Solid Waste Disposal System

The Solid Waste Disposal System is designed to collect and dispose of approximately 46% of the maximum total ash generated at Units 3 and 4. This represents a nominal 19 tons per hour of bottom ash, 6.9 tons per hour of fly ash, and 2.7 tons per hour of mill pyrites. The collection system for Units 3 and 4 comprise s three sets of fly ash hoppers (economizer, air heater, and flue gas duct hoppers), pyrite hoppers and the bottom ash hopper. Ash is conveyed from these hoppers to an 18,000-gallon transfer tank using jet pulsion pump and a hydroconveyor exhauster. Two two-stage material handling pump installations with a total capacity of 3,130 gallons per minute then convey this ash and water through abrasion-resistant piping. The pipe leaves the building and runs to a settling pond approximately 2,800 feet southeast of the Plant. The water used for the raw-water makeup required to offset evaporation losses. Pump-supplied return lines from the settling pond return supernatant water to an intermediate clear water pond, which than gravity-flows back through the building walls to the suction side of the ash water pumps to complete the closed loop.

The disposal pond design takes into account a permit requirement for minimum seepage by providing low-permeability soil blankets where exploration defined porous outcrops or high permeability soils.

The Solid Waste Disposal System covered by the financing includes only so much of the system as is external to the Plant building and includes piping from the building to the settling pond, the pond itself, return water pumps and lines, clear water pond, and piping back to the Plant building.

Description of Facilities – 1982 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by the Issuer’s $115,000, 000 aggregate principal amount Floating Rate Monthly Demand Pollution Control Revenue Bonds (Puget Sound Power & Light Company Colstrip Project) Series 1982, issued on July 21, 1982.

1.	Scrubber System

The function of the Scrubber System is to remove fly ash and sulfur dioxide (SO2) from the flue gas by washing with a recycled liquor. Eight scrubber vessels are installed each at Unit 3 and 4 into which boiler combustion gases are ducted. At full load it requires that seven scrubbers operational to achieve sufficient SO2 and particulate removal to comply with environmental regulations. Since it was expected that at any given time at least one scrubber train will be down for maintenance, it was necessary to install eight scrubber trains in order to assure reliable plant operation in compliance with the law.

The flue gas enters the top of each scrubber vessel in the venturi section where the gas is contacted with finely atomized scrubber slurry. The flue gas is adiabatically cooled and saturated by the evaporation of water from the scrubber slurry. In the venturi, fly ash particulates are removed by the slurry droplets during collisions caused by the sudden changes in gas velocity. The proper gas pressure drop across the venturi to achieve these changes in velocity is maintained by raising or lowering a plumb bob located in the throat of the venturi.

SO2 is also absorbed and removed by the slurry in the venturi. After the flue gas leaves the venturi, it passes upward through an absorption spray zone where the gas is sprayed with more scrubber slurry. These sprays remove additional SO2. Then the flue gas passes through a wash tray where it is bubbled through a stream of wash tray slurry. The main purpose of the wash tray is to remove and dilute the slurry droplets entrained in the flue gas from the venturi and absorption sprays. The wash tray also removes small amounts of fly ash and SO2. A spray keeps the wash tray from plugging and also maintains the proper water balance in the scrubber. When the flue gas bubbles through the wash tray it produces a mist of water droplets containing some dissolved and suspended solids. This mist is removed by a mist eliminator. The mist eliminator is made up of a series of zigzag parallel plates. The mist droplets strikes these plates, cling to them, and then fall back onto the wash tray. The flue gas then leaves the scrubber vessel. At this point the flue gas has been cooled to a temperature of about 120OF and is saturated as a result of water introduced in the scrubbing process. Approximately 95% of the SO2 and over 90% of the fly ash particulates are removed.

Because of the action of the scrubber in cooling and saturating the flue gas, the pressure drop across the scrubber and the moisture contents adverse conditions for the continued flow of gases to and up the stack. It is therefore necessary to reheat the gases to about 170OF and, thereafter, to restore the gas flow with ID fans. The reheater is another heat exchanger device that utilizes steam from the turbine or boiler. The heat in the reheater vaporizes any water droplets in the gas stream and at the same time raises the temperature of the gas to achieve a relative humidity below the saturation point. This improves the plum rise from the stack, reduces ground level concentrations of the emissions, and prevents the formation of acid mist that would cause corrosion and failure of equipment downstream of the scrubber. Upon leaving the reheater the flue gas enters an ID fan that serves to maintain the gas flow through the scrubber and reheater and forces it through the duct and up the stack. Units 3 and 4 are designed as balanced draft units that require forced draft fans at the furnace inlet and ID fans at the scrubber outlet. The flue gas temperature is increased to about 190OF by the compression in the fan.

Each scrubber vessel is provided with one reheater and one ID fan. When the flue gas leaves the fan it enters a series of ducts where the flue gas from all of the scrubbers are combined and routed to the bottom of the stack. Each of Units 3 and 4 has its own stack that discharges the cleaned gases to the atmosphere at an elevation of 692 feet above the ground.

The slurry used for the venturi and absorption sprays are taken from the recycle tank located directly below each scrubber vessel. There are two pumps for the venturi; one operates as a spare. One-half of the slurry to the venturi is injected on the tangential shelf above the venturi and the other half is sprayed on top of the plump bob. There are also two pumps per scrubber vessel for the absorption sprays. Each pump supplies slurry to one set of sprays. The sets of sprays are located one above the other. Each set of sprays is operated independently of the other. Only one set of sprays are operated so long as the outlet SO2 emissions are below the level determined by the permits. The capability to operate two sets of sprays at once is necessary to insure that the outlet SO2 concentration will never exceed the limit permitted. The spent slurry from the venturi and absorption sprays falls to the vessel bottom and is returned to the recycle tank through downcomer pipes.

The removal of fly ash and SO2 causes the buildup of suspended solid particles in the recycle tank. An agitator is used to keep these solids suspended and to promote mixing. The concentration of these suspended solids is controlled by taking a slurry bleed stream to the disposal pond where the solids settle out producing a sludge. The clear water is then returned to the recycle tank. Slurry from each recycle tank is bled to an effluent holding tank. There is one effluent holding tank for each four-scrubber vessels (two per unit). All of the effluent holding tanks discharge to one large effluent holding tank common to both units, which then discharges to the disposal pond.

The alkali used for SO2 removal is a mixture of hydrated high calcium lime and hydrated dolomitic lime (as further described in Item 3 below). This lime is added to the regenerator as a slurry. There is one regenerator per recycle tank. There is one regenerations tank feed pump per recycle tank that takes a stream of recycle slurry to the regenerator. The regenerator has an overflow line that returns regenerated slurry to the recycle tank. The purpose of the regenerators is to maintain a chemical environment different from the recycle tanks, which is more favorable to the chemical reactions necessary to regenerate the spent slurry after SO2 removal.

There is a separate wash tray recycle tank from which slurry is pumped to the wash tray and the wash tray undersprays. There is one wash tray recycle tank for each two scrubber vessels (four wash tray recycle tanks per unit). A bleed stream is taken from each wash tray recycle pump in order to remove the suspended solids collected by the wash tray. This bleed stream goes to the wash tray bleed tank (one wash tray bleed tank per unit). The wash tray bleed tank discharges to the wash tray pond. All wash tray recycle tanks and wash tray bleed tanks are equipped with agitators to prevent the suspended solids from settling out. The wash tray bleed tank is discharged to the wash tray pond where the suspended solids are allowed to settle out forming a sludge at the bottom of the pond. The clear water is then returned to the wash tray recycle tanks.

The bottom of the mist eliminator is intermittently sprayed with blowdown water from the Plant’s cooling tower. This is dome to clean the mist eliminator and is also the major source of makeup water for the scrubber system. The top of each mist eliminator is also sprayed once per day for 1-1/2 minutes with river water.

2.	Scrubber Sludge Disposal System

Effluent slurry is carried from the Plant to the sludge disposal pond by a 16” pipe. The suspended solids settle to the pond bottom and the clear water is pumped back to the Plant by two 3,020 gallon per minute pumps. One pump acts as a spare. The pond return pipe is 18” in diameter.

The sludge disposal pond (called Areas 5 and 6) is approximately three miles southeast of the Plant. There was a two phases in the development of this pond. Phase 1 required the construction of one dam 70’ high and 400’ in length. The capacity of Phase 1 is 8,000 acre-feet and it lasted approximately 13 1/2 years.

The development of Phase 2 required that the original dam be raised to 130’ in height and increased to a length of 3,000 feet. A saddle dam was also added. The saddle dam varies in height, with a maximum height of 50’ and a total length of 3,300 feet. The capacity of Phase 2 is an additional 8,900 acre-feet and it will last approximately 14 1/2 years, for a total life of 28 years.

The sludge disposal pond design took into account a permit requirement for minimum seepage, by providing low permeability soil blankets where exploration defined porous outcrops or high permeability soils.

3.	Scrubber Lime System

The sole purpose of the Scrubber Lime System is to supply the lime slurry as needed by the scrubber regenerators. There is one lime system that serves the 16 scrubbers for Units 3 and 4 at the Plant.

The hydrated high calcium lime (calcium hydroxide) is produced from calcined high calcium lime (calcium oxide). Calcined high calcium lime is brought from an outside source and delivered to the Plant by truck or rail. The trucks or rail cars are pneumatically unloaded to large storage silos. From there the calcined high calcium lime is transferred to the slakers. There are four slakers. In the slakers, calcined high calcium lime is reacted with water to produce a slurry of hydrated high calcium lime. The slakers are equipped with screw conveyors for grit removal. The high calcium lime slurry from the slakers is fed to the slurry transfer tanks where it is diluted with water and mixed with hydrated dolomitic lime slurry (a mixture of calcium hydroxide and magnesium hydroxide). The lime slurry from the slurry transfer tanks is then pumped to the slurry feed storage tanks where it is distributed to the regenerators as needed. There is one feed storage tank for each four regenerators (two slurry feed storage tanks per unit).

The hydrated dolomitic lime is produced from calcined dolomitic lime (a mixture of calcium oxide and magnesium oxide). Calcined dolomitic lime is bought from an outside source and delivered to the Plant by rail car. The rail cars are pneumatically unloaded to large storage silos. From there the calcined dolomitic lime is transferred to the hydrator. In the hydrator calcined dolomitic lime is mixed with water and converted to hydrated dolomitic lime under pressure. The hydrator product is dry material. It is then mixed with water to form a slurry. Hydrated dolomitic lime slurry is fed to the slurry transfer tanks where it is mixed with hydrated high calcium lime and water to form the lime slurry. All tanks in the Scrubber Lime System are equipped with agitators.

The Scrubber Lime System is functionally related and subordinate to the scrubber systems and is not used in conjunction with any other part of the generating units.

4.	Solid Waste Disposal System

The Solid Waste Disposal System is designed to collect and dispose of approximately 46% of the maximum total ash generated at Units 3 and 4. This represents a nominal 19 tons per hour of bottom ash, 6.9 tons per hour of fly ash, and 2.7 tons per hour of mill pyrites. The collection system for Units 3 and 4 comprise s three sets of fly ash hoppers (economizer, air heater, and flue gas duct hoppers), pyrite hoppers and the bottom ash hopper. Ash is conveyed from these hoppers to an 18,000-gallon transfer tank using jet propulsion pump and a hydroconveyor exhauster. Two two-stage material handling pump installations with a total capacity of 3,130 gallons per minute then convey this ash and water through abrasion-resistant piping. The pipe leaves the building and runs to a settling pond approximately 2,800 feet southeast of the Plant. The water used for the raw-water makeup required to offset evaporation losses. Pump-supplied return lines from the settling pond return supernatant water to an intermediate clear water pond, which than gravity-flows back through the building walls to the suction side of the ash water pumps to complete the closed loop.

The disposal pond design takes into account a permit requirement for minimum seepage by providing low-permeability soil blankets where exploration defined porous outcrops or high permeability soils.

The Solid Waste Disposal System covered by the financing includes only so much of the system as is external to the Plant building and includes piping from the building to the settling pond, the pond itself, return water pumps and lines, clear water pond, and piping back to the Plant building

Description of Facilities – 1986 Notes

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by the Issuer’s $23,400,000 aggregate principal amount Promissory Notes (Puget Sound Power & Light Company Colstrip Project) Series 1986, issued on December 30, 1986.

1.	Air Pollution Control Facility

The air pollution control facility installed as part of Units 3 & 4 include a series of wet lime slurry based scrubbers and related equipment to remove sulfur dioxide and fly ash from the flue gases prior to discharge through stacks to the atmosphere as required by applicable environmental regulations. The lime slurry comes in contact with flue gas in order to absorb the sulfur dioxide and fly ash through a chemical reaction. After contact, the lime slurry drains into the recycle tank where it can be reintroduced back into the sulfur dioxide and fly ash removal process. A bleed stream controls the buildup of suspended solids in the recycle tank by continuously removing the solids and transferring it to lined disposal ponds. In the disposal ponds, the solids settle out and form a sludge. The supernatant water in the ponds is returned to the scrubbers for reuse.

The major components that are included in this facility are: scrubber lime system, scrubber vessels, mist eliminators, reheaters, draft fans, ductwork, stack, disposal ponds, piping and drains and associated electrical and mechanical equipment.

2.	Coal Dust Control System

The coal dust control system collects, stores, and treats coal dust resulting from normal Station operations. Fine particles of coal (coal dust) are generated from mining, crushing, handling and storing coal and must be controlled in accordance with applicable environmental regulations. The coal dust control system includes filtration equipment and associated enclosures to control and capture dust at the live coal pile and coal conveyor system. The recovered coal dust as fuel for the furnaces.

The major components comprising the coal dust control system are: vacuum removal ducts, vacuum removal blowers, dust removal filters, live coal pile enclosure, lowering well enclosure/filtration and associated mechanical, electrical, civil, controls, and instrumentation.

3.	Cooling Tower Drift Contaminant Control

Operation of the cooling towers produces exhaust air emissions containing circulating water, particulates and other pollutants generally known as drift. To control the release of these air pollutants, the cooling towers are equipped with high efficiency drift eliminators. The eliminators are located at the top of the cooling towers and remove drift from the cooling tower exhaust air.

4.	Water Pollution Control Facilities

The Water Pollution Control Facilities include the chemical and oily waste system, wastewater runoff system, and cooling tower blowdown system all of which are described below.

A.	Chemical and Oily Waste System

The Chemical and Oily Waste System collects, stores, treats, and disposes of waste chemicals and oily waste resulting from normal operations of Units 3 & 4. This system includes a network of drains and sewers that trap and remove waste oil and chemicals.

The major components and equipment that comprise the Chemical and Oily Waste System include: drains and pipes, oil separators, chemical waste sumps, chemical waste neutralizing tanks, neutralizing chemical storage tanks, chemical injection equipment and associated mechanical, electrical and control equipment.

B.	Wastewater Runoff System

The Wastewater Runoff System collects, stores and treats contact storm water runoff from the yard area during normal operations.

The system includes piping, culverts, yard drains, manholes and special yard gratings and two settling/storage ponds. After collection, all wastewater runoff is stored and treated in the settling ponds. The ponds are lined with a hypalon liner to control seepage. The major components of the wastewater runoff system are: yard piping, concrete culverts, berms, manholes, north plant settling pond with liner, grading, and associated mechanical, electrical, civil and controls and instrumentation.

C.	Cooling Tower Blowdown System

The Cooling Tower Blowdown System discharges circulating cooling water from the cooling tower basins to the waste disposal pond. This wastewater is treated and disposed of by settling and evaporation in the waste disposal pond.

The components of the cooling tower blowdown system are limited to the pipeline from the cooling tower basin to the waste disposal pond.